Exhibit (h)

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is made as of August 22, 2023 (the “Effective Date”), by and between KKR US Direct Lending Fund-U (the “Fund”) and KKR Capital Markets LLC (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Fund is offering, selling and issuing shares, units or interests of beneficial ownership in the Fund (such shares, units or interests, “Shares”) for sale in the United States in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and Regulation D promulgated thereunder; and

WHEREAS, subject to the terms and conditions set forth herein, the Distributor has agreed to assist in introducing potential subscribers for Shares on a reasonable efforts basis.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

Section 1. Appointment of the Distributor; Offering and Sale of Shares.

(a) Subject to the terms and conditions set forth herein and with effect from the Effective Date, the Fund engages, and the Distributor is hereby appointed as, an introducing agent during the term herein specified for the purpose of identifying acceptable subscribers for Shares. Subject to the performance by the Fund of its obligations set forth in this Agreement and to the truthfulness and accuracy in all material respects of all the representations and warranties of the Fund contained herein, the Distributor hereby accepts such appointment and agrees on the terms and conditions set forth herein and in the written disclosures and solicitation materials (including, for the avoidance of doubt, the Fund’s private placement memorandum, any supplement thereto and all other marketing materials and presentations) delivered by the Fund or KKR Credit Advisors (US) LLC, the Fund’s investment adviser (the “Adviser”), to the Distributor with respect to the Fund and the offering of Shares (collectively, the “Marketing Materials”) to use reasonable efforts during the term hereof to identify acceptable subscribers for Shares (such subscribers, “Distributor Investors”). For the avoidance of doubt, no Marketing Materials shall be distributed by the Distributor to any Distributor Investor without the express consent of the Fund or the Adviser.

(b) It is understood that the Distributor has no commitment with regard to introducing Distributor Investors to the Fund other than to use reasonable efforts.

(c) The Distributor may engage its Affiliates to assist the Distributor in performing its obligations hereunder, including acting as introducing agent in jurisdictions where such Affiliates operate.

(d) The Distributor will only solicit as prospective subscribers Persons who the Distributor reasonably believes satisfy the eligibility criteria for the Fund as set forth in the Marketing Materials.

(e) It is understood and agreed that the Distributor shall not be responsible for any offer of Shares to employees or officers of the Adviser, the KKR Managers (as defined below) or their respective affiliates or for otherwise making the opportunity to subscribe for Shares available to such persons, which shall be the responsibility of the Adviser, the KKR Managers or the relevant affiliates, as applicable.

(f) The Distributor acknowledges that the Shares to be issued by the Fund will not be registered under the Securities Act, or under any law or regulation of any other jurisdiction in which Shares are placed nor are such registrations contemplated. The Distributor shall conduct the activities contemplated hereunder in a manner that will not require registration of the Fund or the Shares under the Securities Act or any other laws or regulations of the United States or any other jurisdiction in which the Distributor conducts any activities contemplated hereunder. In particular, but without prejudice to the generality of the foregoing, the Distributor shall not, at any time, engage in any form of general solicitation or general advertising in respect of the Fund or the Shares, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or seminar or meeting whose attendees have been invited by general solicitations or advertising unless consented to in writing by the Fund.

(g) The Distributor acknowledges and agrees that the Fund and the Adviser may reject the subscription of any Distributor Investor for any reason or no reason.

(h) Notwithstanding anything else to the contrary in this Agreement, the Fund acknowledges and agrees that, in connection with all activities to which this Agreement relates:

(i) the Distributor is acting solely and exclusively on behalf of the Fund, and not on behalf of any investor or prospective investor in the Fund, or on behalf of any Distributor Investor or prospective Distributor Investor;

(ii) the Distributor, in its capacity as introducing agent, is acting solely as a “finder,” and does not and will not, among other things: (A) carry any customer or other account, or (B) receive or hold any money or other assets of an actual or prospective Distributor Investor that is to be invested in the Fund, or that is to be distributed by the Fund to a Distributor Investor, any other Fund investor or any other Person;

(iii) each Distributor Investor will invest directly with the Fund, and neither the Distributor nor any other registered broker-dealer will include that investment as part of an account carried by that broker-dealer; and

(iv) without limiting the Distributor’s obligations hereunder, the Fund acknowledges that the Distributor does not ensure (A) whether each actual or prospective Distributor Investor (I) meets any investment requirements applicable to a Fund investor, (II) is a citizen or a government official of a country to whom offers or sales of Shares would be illegal, or (III) is a member of a terrorist or criminal organization to whom sales of Shares would be illegal, or (B) whether an investment in the Fund is a suitable investment for that Distributor Investor. No Person shall rely on the Distributor in any manner whatsoever when making these determinations without the express written consent of the Distributor.

Section 2. Mutual Representations, Warranties and Covenants.

Each party represents, warrants and covenants to the other party as follows:

(a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and in each other jurisdiction in which the nature or conduct of its business requires such qualification and has full authority under applicable law to perform its obligations under this Agreement.

(b) This Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms except as the same may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, or by general principles of equity.

(c) It has all U.S. Federal, U.S. state and non-U.S. governmental, regulatory and exchange approvals and licenses, and has effected or will timely effect all filings and registrations with U.S. Federal, U.S. state and non-U.S. governmental agencies required to conduct its business and to act as described in this Agreement or required to perform its obligations as described under this Agreement. It and all of its personnel involved in the activities contemplated hereunder have complied and will comply fully with all applicable laws and the applicable rules of any regulatory or self-regulatory body as applicable.

(d) Neither it nor any of its members, directors, or officers is subject to any statutory disqualification under United States law relating to the offer or sale of private placements of securities.

(e) There is no pending or, to the best of its knowledge, threatened action, suit or proceeding before or by any court or other governmental body to which it or any of its principals or Affiliates is a party, or to which any of its assets are subject and which might reasonably be expected to result in any material adverse effect on such party’s ability to perform its obligations under this Agreement.

Section 3. Additional Representations, Warranties and Covenants of the Fund.

The Fund represents, warrants and covenants to the Distributor as follows:

(a) The Fund is duly organized pursuant to and validly existing under the laws of the state or country in which it was formed or organized, with full power and authority to engage in the trading described in the Marketing Materials.

(b) All action required to be taken by the Fund as a condition to the sale of Shares to qualified subscribers therefore has been taken in a timely and complete manner, and in the future will be taken in a timely and complete manner.

(c) To the best of its knowledge and belief, the Fund complies in all material respects with all applicable laws, rules and regulations.

(d) To the best of its knowledge and belief, the Marketing Materials (other than any information in the Marketing Materials related to the Distributor, to Kohlberg Kravis Roberts & Co. L.P. and any of its subsidiaries (“KKR Managers”) or to KKR Capstone Americas LLC and any of its “KKR Capstone” branded Affiliates (“KKR Capstone”) that was provided by the Distributor, the KKR Managers or KKR Capstone) (i) comply in all material respects with all applicable laws, rules and regulations, and (ii) do not and will not at any time, individually or taken together, contain any untrue statement of material fact or omit to state a material fact necessary to make any statements contained therein, in light of the circumstances under which such statements were made, not misleading, in each case as of the date set forth therein. The Fund agrees that the Distributor is entitled to rely on all information supplied to it by the Fund or the Adviser (including the Marketing Materials) without investigation, and the Distributor shall not be responsible in any manner for the accuracy or completeness of, and shall not have any obligation to verify, the same.

(e) Upon Distributor’s reasonable request, the Fund will make available to Distributor information pertaining to the Fund or the Adviser as reasonably requested by any prospective investor.

The foregoing representations, warranties and covenants shall be continuing during the term of this Agreement, and if at any time any event shall occur which could make any of the foregoing incomplete or inaccurate, the Fund shall promptly notify the Distributor of the occurrence of such event.

Section 4. Additional Representations, Warranties and Covenants of the Distributor.

(a) The Distributor confirms that it has established and maintains procedures that are reasonably designed to comply with applicable anti-money laundering and anti-corruption laws and regulations. The Distributor further confirms that it is mindful of, and intends to comply in all material respects with, anti-money laundering, anti-bribery, anti-corruption, anti-terrorism and similar laws and regulations to which the Fund is subject in the provision of the Distributor’s services under this Agreement.

(b) The Distributor represents and warrants that none of the Distributor, any general partner or managing member of the Distributor, any director, executive officer or other officer of the Distributor or any general partner or managing member of the Distributor participating directly or indirectly in the offering of Shares or any Person (including any financial advisor of the Distributor) that has or will be paid (directly or indirectly) remuneration by the Distributor for the solicitation of purchasers of Shares (each, a “Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) - (viii) under the Securities Act (each, a “Disqualification Event”), except for any Disqualification Event that is (i) covered by Rule 506(d)(2)(i) under the Securities Act and disclosed in writing to the Fund, or (ii) covered by Rule 506(d)(2)(ii) - (iii) under the Securities Act, each as listed in Exhibit I hereto. The Distributor has exercised reasonable care and otherwise made reasonable factual inquiry to determine whether any Covered Person is subject to a Disqualification Event. The Distributor shall promptly notify the Fund in writing should it become aware of (i) any Disqualification Event relating to any Covered Person or (ii) any Covered Person becoming the subject of or otherwise involved in a matter that would be reasonably likely upon resolution thereof to result in a Disqualification Event.

Section 5. Additional Covenants of the Fund and the Distributor.

(a) The Fund will promptly notify the Distributor of any material criminal, civil or formal administrative proceedings (“Proceedings”) against or involving the Fund or of the issuance by any federal or state regulatory body of any order suspending the effectiveness of any registration or membership of the Fund.

(b) The Fund will furnish to the Distributor a copy of each amendment or supplement to any Marketing Materials, as from time to time is necessary, to comply with all applicable laws and regulations.

(c) The Distributor will promptly notify the Fund of any Proceedings of which the Distributor has actual knowledge against or involving the Distributor that could reasonably be expected to have a material adverse effect on the Distributor’s ability to perform its obligations under this Agreement.

Section 6. Indemnification.

(a) The Fund shall indemnify, hold harmless and defend the Distributor, its Affiliates and their respective employees, principals, stockholders, directors, officers, agents, representatives, controlling persons, successors and assigns (each, a “Distributor Party”), from and against any loss, liability, claim, damage, cost, and expense, joint or several (including reasonable attorneys’ and accountants’ fees and expenses and including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement provided that in the case of a settlement the indemnifying party shall have approved such settlement) (collectively, “Losses”), resulting from a claim, lawsuit, action, regulatory investigation or proceeding arising out of or in connection with (i) any act or omission of the Fund constituting gross negligence, bad faith, willful misconduct, or a violation of law; or (ii) any breach by the Fund of any provision of this Agreement; provided that the Fund shall not be required to indemnify, hold harmless or defend any Distributor Party with respect to any Losses arising out of any disclosures in the Marketing Materials that (x) relate to the Distributor, the KKR Managers or KKR Capstone and (y) were provided to the Fund by the Distributor, the KKR Managers or KKR Capstone.

(b) Each Distributor severally, and not jointly, shall indemnify, hold harmless, and defend the Fund, its Affiliates and their respective employees, principals, stockholders, directors, officers, agents, representatives, controlling persons, successors and assigns (each, a “Fund Party”), from and against any Losses resulting from a claim, lawsuit, action, regulatory investigation or proceeding arising out of or in connection with (i) any act or omission of such Distributor constituting gross negligence, bad faith, willful misconduct, or a violation of law; or (ii) any breach by such Distributor of any provision of this Agreement.

(c) The foregoing agreement of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to a Distributor Party or a Fund Party.

Section 7. Confidentiality.

(a) The Distributor will not disclose or otherwise use confidential or proprietary information regarding the Fund, its Affiliates, or any of their owners, officers, directors, employees or investors, or the Adviser’s trading methods or strategies, without the Fund’s or the Adviser’s written consent. Notwithstanding the foregoing, the Distributor may disclose such information to others as required by law or governmental order or in response to a request from any regulatory or self-regulatory organization having jurisdiction over the Distributor. As used in this Section 7, the term “confidential information” does not include information that: (i) becomes or has been generally available to the public other than as a result of disclosure by the Distributor in breach of this Agreement; (ii) was available to the Distributor on a non-confidential basis prior to its disclosure; or (iii) is independently developed or becomes available to Distributor on a non-confidential basis from a source other than the Fund, the Adviser or their Affiliates.

(b) The parties agree that no public announcement shall be made concerning this Agreement without the prior consent of the other parties.

Section 8. Status of Parties. In introducing Distributor Investors to the Fund, the Distributor is acting solely as independent agent for the Fund and not as principal.

Section 9. Term and Termination. This Agreement will be effective upon its execution, and, unless terminated as provided, will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by either (i) the vote of a majority of the Trustees of the Fund or the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of those Trustees of the Fund who are not parties to this Agreement or interested persons of any such party (“Qualified Trustees”) in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). This Agreement may be terminated at any time without penalty by a vote of the Trustees of the Fund; by vote of a majority of the outstanding voting securities of the Fund; or by the Distributor upon not less than sixty days prior written notice to the Fund; and shall automatically terminate upon its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act).

Section 10. Survival. The provisions of Sections 2, 6, 7, 10, 12 and 13 shall survive the termination of this Agreement.

Section 11. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. This Agreement may be amended only if such amendment is approved by either (i) the vote of a majority of the Trustees of the Fund or the vote of a majority of the outstanding voting securities of the Trust and (ii) the vote of a majority of the Qualified Trustees, in accordance with the 1940 Act. As used in this paragraph the term, “vote of a majority of the outstanding voting securities,” will have the meaning specified in the 1940 Act.

Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of New York, without regard to any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction.

Section 13. Consent to Jurisdiction.

(a) The parties hereto agree that any action or proceeding (“Action”) arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the City of New York and State of New York. Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the City of New York and State of New York. The parties further agree that any Action brought by or against the Distributor to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall submitted to arbitration before, and in accordance with the rules of, the Financial Industry Regulatory Authority (“FINRA”). Any party may initiate arbitration by filing a written claim with FINRA. Any award made by the arbitrator shall be final and binding and judgment on it may be entered in any court having jurisdiction. Any costs, fees, or taxes incurred in enforcing an award shall be fully assessed against and paid by the party resisting enforcement of an award. The Fund and the Distributor irrevocably submit to the personal jurisdiction of the FINRA arbitration forum. This Section shall survive termination of this Agreement.

(b) Notwithstanding Section 13(a), this Section does not prevent the Distributor or the Fund from bringing Actions in any other court with jurisdiction. To the extent allowed by law, the Distributor and the Fund may take concurrent Actions in any number of jurisdictions.

Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 15. Parties. This Agreement shall inure to the benefit of and be binding upon the Distributor, the Fund and such parties’ respective successors to the extent provided herein. This Agreement and the conditions and provisions herein are intended to be and are for the sole and exclusive benefit of the parties hereto and their respective successors, assigns and controlling Persons and parties indemnified hereunder, and for the benefit of no other Person. Notwithstanding the foregoing, this Agreement may not be assigned or delegated by a party without the prior written consent of the other party. No purchaser of Shares shall be considered to be a successor or assign solely on the basis of such purchase.

Section 16. Defined Terms. The following capitalized terms shall have the following meanings:

“Affiliate” means, in relation to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the specified Person.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, association, unincorporated organization, entity or managed account.

Section 17. Severability. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held illegal or made invalid by a court decision, statute, rule or otherwise, such illegality will not affect the validity or enforceability of the remainder of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

KKR US Direct Lending Fund-U

By:	/s/ George Mueller
Name: George Mueller
Title: President

Address for notices:
KKR US DIRECT LENDING FUND-U 555 California Street, 50th Floor
San Francisco, CA 94104
Email: 40ActLegalCompliance@kkr.com

[Signature Page to KKR US Direct Lending Fund-U Distribution Agreement]

KKR Capital Markets LLC

By:	/s/ Eric Mogelof
Name: Eric Mogelof
Title: Authorized Signatory

Address for notices:
KKR CAPITAL MARKETS LLC 30 Hudson Yards Suite 7500 New York, NY 10001 Attention: General Counsel Email: eric.mogelof@kkr.com

[Signature Page to KKR US Direct Lending Fund-U Distribution Agreement]

EXHIBIT I

DISQUALIFICATION EVENTS

Nothing to disclose.